Exhibit 99.1

For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1-617-747-3620
yvonne.donaldson@bindview.com	bjoyce@fd.us-com

BindView Announces Financial Results for First Quarter of 2005

     HOUSTON – April 28, 2005 – BindView Corporation (NASDAQ:BVEW), a leading provider of proactive IT security compliance solutions, today announced results for the first quarter ended March 31, 2005. Financial results were in line with updated estimates issued on April 5, 2005.

     Revenues for the first quarter of 2005 were $15.0 million, an increase compared with $14.8 million reported in the first quarter of 2004. License revenues for the first quarter of 2005 were $5.6 million, down 5.5 percent from $5.9 million in the first quarter of 2004. Services revenues for the first quarter of 2005 were $9.4 million, up 5.0 percent compared with services revenues of $8.9 million in the first quarter of 2004. Services revenues are comprised of maintenance revenues of $7.9 million and professional services revenues of $1.5 million, up from $7.5 million in maintenance revenues and $1.4 million in professional services revenues in the first quarter of 2004.

     Operating costs and expenses for the first quarter were $16.5 million, compared with $15.7 million in the first quarter of 2004. The increase was due primarily to $0.6 million in expenses related to the sales reorganization and executive recruiting fees incurred in connection with two executive searches for leaders of its worldwide sales and alliance programs. The Company does not expect significant on-going fees related to these two executive searches.

     Net loss for the first quarter of 2005 was $3.5 million ($0.07 per share), compared with a net loss of $2.8 million ($0.06 per share) in the first quarter of 2004.

     At March 31, 2005, the Company’s cash and short-term investments (including $2.3 million of restricted cash) were $40.0 million, compared with $34.9 million at December 31, 2004. At March 31, 2005, the Company had no outstanding debt.

     “Although the first quarter was challenging, we are optimistic about the market opportunities and our ability to improve performance,” said BindView Chairman and CEO Eric J. Pulaski. “With the sales reorganization largely complete, we are bringing our new sales model to full effectiveness and anticipate execution to improve progressively. Supporting these efforts is an array of marketing programs designed to bolster our market position. In addition, the R&D organization is meeting development schedules for new products designed to address IT security compliance requirements. While Sarbanes-Oxley lockdowns affected many customer purchasing decisions in the quarter, we continue to see a growing market opportunity for our solutions.”

     During the first quarter, the Company repositioned its product portfolio based around the key IT security compliance solution areas: Vulnerability Management, Configuration Management, Identity Administration and Compliance Monitoring. This integrated approach provides organizations with a tightly linked security, operations and compliance foundation that strengthens, streamlines and automates controls for global IT infrastructures.

Stock Repurchase Program

     As announced on April 5, 2005, the Board of Directors has approved a stock repurchase program, whereby management of the Company may spend up to $10 million for the repurchase of BindView common stock, subject to and in accordance with Securities and Exchange Commission regulations. The Company commenced purchasing shares under this program on April 8, 2005.

First Quarter Highlights

SC Magazine Global Award Winner: Named Best Identity Management Solution by SC Magazine, one of the industry’s leading security publications. Also named as a finalist in two categories: “Best Network Security Solution” and “Best Security Solution 2005.”

New Version of Compliance Center: Launched Compliance Center 2.0, the first software of its kind to be certified against the stringent Center for Internet Security (CIS) Level-2 Benchmarks. Provides newly enhanced support for Windows, UNIX, Linux and NetWare environments, and adds integration with HP Service Desk and Remedy Help Desk.

Extended Integration Plans: Announced plans for new integration capabilities to make BindView solutions interoperable with enterprise applications, creating plug-and-play interoperability with leading third-party products and helping customers to incorporate IT security compliance monitoring capabilities into their traditional network and systems management applications and frameworks.

New bv-Control for Oracle Product: Extended enterprise database security compliance capabilities with the release of bv-Control for Oracle, the dominant vendor in the cross-platform relational database market, according to IDC. Announced membership in the Oracle Partner Program.

Insight05 Customer Forum: Conducted the Company’s third customer conference, featuring keynotes from executive leadership and leading fraud authority Frank W. Abagnale.

New Sales Leadership: Announced the promotion of Matthew J. Miller, a six-year BindView veteran, to vice president of Americas sales.

New Marketing Leadership: Announced the appointments of Steve Kahan as senior vice president of worldwide marketing, and Chris Smith as vice president, field marketing.

CobiT Implementation Practices Webinar: Conducted security compliance best practices webinar with participation by Portland General Electric’s Chief IT Auditor Ross Westcott and Brandon Dunlap, president and managing partner of Brightfly Consulting.

IIA Keynote: CEO Eric Pulaski delivered a keynote address titled “IT Security & Compliance: Simplifying Risk Management” at the annual Institute of Internal Auditors Information Technology Conference.

ISACA/IIA Keynote: For the second year, BindView Senior Security Analyst Mark “Simple Nomad” Loveless delivered the keynote address titled “White Collar Cybercrimes” at the annual joint meeting of the Dallas IIA and ISACA chapters.

Issued Rapid Fire Updates: Announced checks for 11 newly identified Microsoft vulnerabilities through the Company’s Emergency Rapid Fire Update service.

Financial Outlook

     For the full year, the Company expects revenues of at least $79 million and net income (before the effects of any restructuring charges) of at least $3.3 million ($0.06 per share). These estimates assume continual improvement in sales force productivity over the course of 2005 and closure of at least two of the 7-figure opportunities in the sales pipeline.

Scheduled First Quarter 2005 Conference Call

     The Company will hold a conference call at 4:00 p.m. CDST today to provide additional comments. The call will be led by Chairman and Chief Executive Officer Eric Pulaski.

Date/Time:	April 28, 2005 – 4:00 p.m. CDST

Dial-In Numbers:	1-877-502-9272; Code 1649422 (for domestic callers)
1-913-981-5581; Code 1649422 (for international callers)

Replay Numbers:	1-888-203-1112; Code 1649422 (for domestic callers)
1-719-457-0820; Code 1649422 (for international callers)
Available at 7:00 p.m. CDST, April 28, through May 28, 2005

About BindView

     BindView Corporation is a leading provider of proactive IT Security Compliance software worldwide. BindView solutions enable customers to centralize and automate Compliance Monitoring, Vulnerability Management, Identity Administration and Configuration Management operations across the enterprise. By following established regulatory guidelines, audit frameworks, technical standards and industry best practices, BindView solutions enable customers to implement a policy-based approach toward safeguarding their IT environments from internal and external threats and vulnerabilities. The result is improved security and improved compliance auditing across users, systems, applications, and databases based on Microsoft, UNIX, LINUX and Novell operating systems. With BindView insight at work™, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com, on the web at http://www.bindview.com, and at 1-713-561-4000 or 1-800-749-8439.

# # #

Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.

BindView Development Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Licenses	$5,588	$5,912
Services	9,371	8,921

	14,959	14,833

Cost of revenues:
Licenses	178	140
Services	2,049	1,831

	2,227	1,971

Gross profit	12,732	12,862
Operating costs and expenses:
Sales and marketing	9,584	9,180
Research and development	4,593	4,576
General and administrative	2,280	1,898

	16,457	15,654

Operating loss	(3,725)	(2,792)
Other income	241	94

Loss before income taxes	(3,484)	(2,698)
Provision for income taxes	26	70

Net loss	$(3,510)	$(2,768)

Loss per share – basic and diluted	$(0.07)	$(0.06)

Number of shares used to calculate per share amounts, basic and diluted	47,889	47,329

BindView Development Corporation
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Cash and cash equivalents	$34,029	$25,666
Cash – restricted	2,250	2,250
Short term investments	3,769	6,974
Accounts receivable, net	6,152	14,657
Other	1,988	1,634

Total current assets	48,188	51,181
Property and equipment, net	5,757	6,664
Other assets	551	709

Total assets	$54,496	$58,554

Accounts payable	$2,304	$3,023
Accrued liabilities	4,595	5,307
Accrued compensation	2,230	3,603
Deferred revenues	13,944	11,963

Total current liabilities	23,073	23,896
Deferred revenues	2,332	2,707
Other	1,334	1,824
Common stock	1	1
Additional paid-in capital	107,791	106,244
Accumulated deficit	(80,826)	(77,316)
Deferred stock compensation	(918)	(789)
Note receivable from shareholder	(65)	(131)
Accumulated other comprehensive income	1,774	2,118

Total shareholders’ equity	27,757	30,127

Total liabilities and shareholders’ equity	$54,496	$58,554

Common shares outstanding	48,626	47,849